Exhibit 5.3

[On the letterhead of WongPartnership LLP]

Dear Sirs

We have acted as Singapore counsel to General Maritime Crewing Pte. Ltd. (formerly known as General Maritime Crewing (Singapore) Pte. Ltd.), (the "Co-Registrant", and together with other co-registrants, the “Co-Registrants”). We have been instructed that the Co-Registrant is a wholly owned subsidiary of General Maritime Corporation, a corporation organised under the laws of the Republic of the Marshall Islands (the “Company”) in connection with the preparation and filing by the Company and the Co-Registrants of a shelf Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission relating to the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended, of up to US$500,000,000 aggregate public offering price of (i) debt securities, which may be issued pursuant to an indenture (the "Indenture"), as amended or supplemented from time to time, between the Company and the trustee named in the Indenture (the “Debt Securities”), (ii) shares of preferred stock of the Company, par value $0.01 per share, (iii) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), as well as up to 5,357,410 shares of Common Stock which may be resold by selling shareholders, (iv) warrants to purchase securities of the Company, (v) rights to purchase securities of the Company, (vi) units issued by the Company comprised of any of the foregoing, (vii) shares of preferred stock represented by depositary shares and evidenced by depositary receipts, each of which will represent a fractional share or multiple shares of preferred stock, (viii) purchase contracts for the purchase and sale of securities and (ix) guarantees of the Debt Securities issued by one or more of the Co-Registrants (the “Guarantees”).

1.	INTRODUCTION

1.1	Operative Documents

In rendering this opinion, we have reviewed copies of the following documents:

1.1.1	the Registration Statement (the “Registration Statement”);

1.1.2	the form of Indenture, which is governed by the laws of the State of New York (the “Indenture”, together with the Registration Statement, the “Operative Documents”);

1.1.3	an electronic copy (in Adobe Acrobat format) of the Certificate Confirming Incorporation of Company of the Co-Registrant; and

1.1.4	an electronic copy (in Adobe Acrobat format) copy of the memorandum and articles of association of the Co Registrant (the “M&A”).

1.2	Defined Terms

In this Opinion Letter:

1.2.1	"ACRA" means the Accounting and Corporate Regulatory Authority of Singapore;

1.2.2	terms defined or given a particular construction in the Operative Documents have the same meaning in this Opinion Letter unless a contrary indication appears; and

1.2.3	headings in this Opinion Letter are for ease of reference only and shall not affect its interpretation.

1.3	Legal Review

For the purpose of issuing this Opinion Letter we have reviewed only the documents and completed only the searches and enquiries referred to in Schedule 1 (Documents and Enquiries) to this Opinion Letter.

1.4	Applicable Law

This Opinion Letter and the opinions given in it are governed by Singapore law and relate only to Singapore law as applied by the courts of Singapore as at today's date, and we assume no obligation to revise or supplement this Opinion Letter should any of such law of interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.  We express no opinion in this Opinion Letter on the laws of any other jurisdiction.

1.5	Assumptions and Reservations

The opinions given in this Opinion Letter are given on the basis of the assumptions set out in Schedule 2 (Assumptions) and are subject to the qualifications and reservations set out in Schedule 3 (Qualifications and Reservations) to this Opinion Letter. The opinions given in this Opinion Letter are strictly limited to the matters stated in paragraph 2 (Opinions) and do not extend to any other matters.

2.	OPINIONS

We are of the opinion that the Co-Registrant has the power to issue the guarantees in respect of the payment obligations under the Debt Securities (the “Guarantees”). When the terms relating to any of the Guarantees have been duly adopted and established in accordance with applicable law and the M&A of the Co-Registrant (including, without limitation, by adoption by the Board of Directors of resolutions determining the rights and other terms of such Guarantees and duly authorising the issuance and delivery of such Guarantees), such Guarantees will be duly authorised by each Co-Registrant.

3.	LIMITS OF OPINION

We express no opinion as to any liability to tax which may arise or be suffered as a result of or in connection with the Operative Documents.

4.	ADDRESSEES AND PURPOSE

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.  Kramer Levin Naftalis & Frankel LLP may rely on this opinion for purposes of rendering a legality opinion to the Company in connection with the Registration Statement.

Yours faithfully

WONGPARTNERSHIP LLP

SCHEDULE 1
Documents and Enquiries

For the purposes of this Opinion Letter, we have reviewed the documents listed in paragraph 1.1 of this Opinion Letter.

For the purposes of this Opinion Letter, we have conducted searches on 20 December 2010 at the ACRA in respect of the Co-Registrant (the "ACRA Search").

We have also made such inquiries and reviewed such other documents and records as we have deemed necessary or appropriate as a basis for our opinion. We have also examined and relied upon the statements, representations and certificates of officers or representatives of the Company, public officials and others as to factual matters only.  We have not independently verified the facts so relied on.

SCHEDULE 2
Assumptions

The opinions in this Opinion Letter have been made on the following assumptions.

1.	ORIGINAL, GENUINE AND COMPLETE DOCUMENTATION

(a)	All signatures, stamps and seals are genuine, all original documents are authentic and all copy documents are complete and conform to the originals.

(b)
Any certificate referred to in Schedule 1 (Documents and Enquiries) is correct in all respects, and all representations and factual statements contained in the documents listed in Schedule 1 (Documents and Enquiries) are correct save for those representations and factual statements on which we specifically express an opinion in paragraph 2 (Opinions) of this Opinion Letter.

(c)	All the documents listed in Schedule 1 (Documents and Enquiries) are complete and up-to-date copies and have not been revoked or amended.

2.	CORPORATE AUTHORITY OF THE CO-REGISTRANT

(a)	There have been no amendments to the form of the memorandum and articles of association of the Co-Registrant referred to in Schedule 1 (Documents and Enquiries).

(b)
The provision of the Guarantee by the Co-Registrant and the exercise of its rights and performance of its obligations under the Operative Documents will sufficiently benefit and is in the interests of the Co-Registrant.

(c)	The directors of the Co-Registrant acted in good faith and in the interests of the Co-Registrant in approving the provision of the Guarantee and the Operative Documents.

(d)
No part of the proceeds of the Debt Securities have been or will be applied to acquire any shares in the Co-Registrant or its holding company or to refinance any credit facilities earlier used for any such acquisition or otherwise to assist financially any such acquisition.

3.	SEARCHES AND ENQUIRIES

(a)
There has been no alteration in the status or condition of the Co-Registrant as disclosed by the searches and enquiries referred to in Schedule 1 (Documents and Enquiries).  However, it is our experience that the searches and enquiries referred to in paragraph 2 of Schedule 1 (Documents and Enquiries) may be unreliable.  In particular, the ACRA Search is not capable of revealing whether or not a winding-up petition has been presented.  Notice of a winding-up order or resolution passed or a receiver or judicial manager appointed may not be filed at the ACRA immediately.

(b)
The information disclosed by the Court Searches is accurate and complete, and remains correct up to the date of this opinion, and that such information has not, since the relevant date(s) on which the Court Searches were conducted, been materially altered, and the Court Searches do not fail to disclose any information which had been delivered for filing but did not appear on the public records on the date(s) of such searches.

4.	OTHER DOCUMENTS

Save for those listed in Schedule 1 (Documents and Enquiries), there is no other agreement, instrument or other arrangement between any of the parties to the Operative Documents which modifies or supersedes the Operative Documents.

5.	OTHER ASSUMPTIONS

(a)	There have been no amendments made to the Operative Documents which would affect this Opinion Letter.

(b)
The Co-Registrant has not entered into any agreement, document, arrangement or transaction which may in any way prohibit or restrict its right to issue the Guarantees or to perform under the terms of such Guarantees.

(c)
No stop order or restraining order has been issued, and no lawsuit, claim, proceeding or action has been commenced, threatened or concluded, against any party which could affect the conclusions stated in this Opinion Letter.

(d)	There are no notices, directives or communications issued by the relevant regulatory authorities that would restrict or prohibit the proposed activities of the Co-Registrant.

SCHEDULE 3
Qualifications and Reservations

1.	QUALIFICATIONS

The opinions in this Opinion Letter are subject to the following qualifications:

(a)
we have not investigated or verified the accuracy of the facts or the reasonableness of any assumptions, statements of opinion or intention contained in the documents referred to in Schedule 1 (Documents and Enquiries), and have not attempted to determine whether any material fact has been omitted from such documents;

(b)
we have relied on electronic searches of the publicly available records of the Supreme Court of Singapore and the Subordinate Courts of Singapore and the records disclosed by such searches may not be complete or up-to-date; and

(c)
our advice is strictly limited to matters stated in this opinion and is not to be construed as extending by implication to all the documents referred to in Schedule 1 (Documents and Enquiries) (other than the Operative Documents), or to any other matter or document in connection with, or referred to, in such document.

2.	RESERVATIONS

(a)	Application of Foreign Law
It is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims on the contract, such as a claim in tort.

(b)	Other Reservations

(i)	The parties to the Operative Documents may be able to amend or waive any provision thereof by oral agreement or otherwise by their conduct despite any provision to the contrary.

(ii)	If it is necessary to initiate any legal proceedings in Singapore by serving a writ outside the jurisdiction, the leave of the court (as to which the court has a discretion) would have to be obtained.

(iii)
The courts of Singapore are bound to follow judicial precedents laid down by superior courts of Singapore.  However, the Court of Appeal, which is the highest court in Singapore, has power to depart from such precedents where adherence will cause injustice in a particular case or constrain the development of law in conformity with the circumstances of Singapore.

(iv)
A court in Singapore will not be automatically bound to stay proceedings brought in its jurisdiction despite the existence of an exclusive jurisdiction provision in an agreement naming the foreign jurisdiction where the proceedings should be brought.  The Singapore courts have the discretion as to whether or not to grant an application for a stay notwithstanding such an exclusive jurisdiction clause.